Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Fidelity National Financial, Inc.:

We consent to the use of our reports dated March 29, 2017, with respect to the consolidated balance sheets of Ceridian Holding LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
May 11, 2017